EXHIBIT 10.2

REVOLVING NOTE

1. DEFINED TERMS. As used in this Revolving Note (the “Note”), the following terms shall have the following meanings:

1.1 Borrower:	iCAD, INC.
a Delaware corporation
98 Spit Brook Road
Nashua, New Hampshire 03062

1.2 Lender:	RBS CITIZENS, N.A.
53 State Street
Boston, MA 02109

1.3 Maximum Credit:	Not to exceed $5,000,000.00

1.4 Interest Rate:	See Section 3 below.

1.5 Expiration Date:	June 30, 2009.

1.6 Loan Agreement: a certain Loan and Security Agreement of even date herewith by and between Borrower and Lender.

1.7 Loan, Loan Documents and Event of Default shall have the same meanings as in the Loan Agreement. The Loan Documents are incorporated herein by reference. All capitalized terms used herein and not otherwise defined herein shall have the meanings as set forth in the Loan Agreement.

1.8 Prepayment Period:  At any time during the term of the Loan (as defined in Section 2 hereof).

2. DEBT: For value received, Borrower hereby promises to pay to the order of Lender all amounts outstanding under this Note as advanced by Lender from time to time pursuant to the Loan Agreement, together with interest on all unpaid balances from the date of such advances made under this Note at the interest rate set forth in this Note, together with all other amounts due hereunder or under the Loan Documents. This Note evidences a Revolving Loan (the “Loan”), such that, prior to the Expiration Date, and provided no Defaults or Events of Default exist under this Note or under the other Loan Documents, Borrower may from time to time, borrow, repay and re-borrow principal under this Note in accordance with the provisions of the Loan Agreement.

3. INTEREST: During the term of this Note and at Borrower’s written election for each requested advance, advances under this Note shall accrue interest at either: (i) a fluctuating per annum rate of interest equal to the sum of the Prime Rate (as defined in Rider A entitled “Citizens Bank Standard LIBOR Provisions” attached hereto and made a part hereof) plus one half of one percent (0.50%); or (ii) a fluctuating per annum rate of interest equal to the Adjusted LIBOR Rate plus the LIBOR Rate Margin (as such terms are defined in Rider A).

Revolving Note

Interest shall be calculated on the basis of the number of actual days elapsed and a 360-day year in the case of LIBOR Rate Loans and on the basis of the number of actual days elapsed and a 365/366-day year in the case of Prime Rate Loans.

4. PAYMENTS: Borrower shall make payments of interest only on the amounts advanced by Lender under this Note (i) with respect to LIBOR Rate Loans, on each Interest Payment Date as set forth in Rider A; and (ii) with respect to Prime Rate Loans, monthly in arrears on first day of each calendar month during the term of this Note. On the Expiration Date or on such earlier date as may be required under the terms of the Loan Agreement, Borrower shall pay to Lender the entire then unpaid balance of principal and interest under this Note. Any payments on this Note, whether such payment is of a regular installment or represents a prepayment shall be made in coin and currency of the United States of America which is legal tender for the payment of public and private debts, in immediately available funds, to Lender at Lender's address set forth or at such other address as Lender may from time to time designate in writing.

5. DEFAULT INTEREST: During the continuance of an Event of Default, Lender may, at its election, require Borrower to pay, in addition to any other payment due hereunder, interest under this Note from and after the date on which such Event of Default occurred at the Default Rate (as defined in the Loan Agreement). Nothing in this Section 5 or in any other provision of this Note shall constitute an extension of the time of payment of the indebtedness hereunder.

6. COSTS AND EXPENSES UPON DEFAULT: After an Event of Default has occurred, in addition to principal and interest, Lender shall be entitled to collect all costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses, incurred in connection with the protection or realization of the Collateral or in connection with any of Lender's collection efforts, whether or not suit on this Note is filed, and all such costs and expenses shall be payable on demand and until paid shall also be secured by any collateral held by Lender as security for Borrower’s obligations to Lender.

7. APPLICATION OF PAYMENTS: Unless there is a continuing Event of Default, all payments hereunder shall be applied first to interest which is due and payable under this Note and then to principal due and payable under this Note. If an Event of Default has occurred, such payments may be applied to sums due under this Note or under the other Loan Documents in any order and combination that Lender may, in its sole and absolute discretion, determine.

8. PERMITTED PREPAYMENT: Borrower shall have the right to prepay the Loan in whole, or in part, together with any other amounts which may be due hereunder or under any of the Loan Documents at any time, provided that, for any portion of the Note accruing interest as a LIBOR Rate Loan, Borrower shall be liable for any LIBOR Breakage Fee which may be due as set forth in Rider A to this Note. Borrower agrees to indemnify and hold Lender harmless from and against all loss, cost or expense which Lender may sustain or incur as a consequence of default by Borrower in prepayment of any portion of the Loan and accrued interest thereon, (i) after having given notice that prepayment will occur, and (ii) on prepayment following accelerations during the continuance of an Event of Default, including, but not limited to, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by Lender in order to make or maintain the Loan. This indemnification shall survive the payment of the outstanding Loan Amount. The certificate of Lender as to any additional amounts payable pursuant to this grammatical paragraph shall, absent manifest error, be final, conclusive and binding upon Borrower. Lender shall provide evidence of any costs incurred by Lender.

Revolving Note

9. ILLEGALITY OF LOAN: Borrower hereby agrees to pay to Lender on demand (i) all costs and expenses of Lender in connection with, and any stamp or other taxes or charges (including filing fees) payable with respect to, this Note and the enforcement hereof; and (ii) any amount necessary to compensate it for any losses or costs (including funding costs) sustained by it as a consequence of any default by Borrower hereunder, and (b) any increased costs Lender may sustain in maintaining the borrowing evidenced hereby as provided in Section 10 of the Loan Agreement.

10. WAIVERS: Borrower irrevocably waives presentment for payment, demand, notice of nonpayment, notice of intention to accelerate the maturity of this Note, diligence in collection, commencement of suit against any obligor, notice of protest, and protest of this Note and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, before or after the maturity of this Note, with or without notice to Borrower, and agrees that Borrower’s liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Lender. Borrower consents to any and all extensions of time, renewals, waivers or modifications that may be granted by Lender with respect to the payment or other provisions of this Note, and to any substitution, exchange or release of the collateral for this Note, or any part thereof, with or without substitution of said collateral. Any delay on the part of Lender in exercising any right under this Note shall not operate as a waiver of any such right, and any waiver granted or consented to on one occasion shall not operate as a waiver in the event of any subsequent default.

BORROWER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDINGS HEREAFTER INSTITUTED BY OR AGAINST BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, INCLUDING ALL LOAN DOCUMENTS.

Revolving Note

11. NO USURY: Lender and Borrower intend to comply at all times with applicable usury laws. If at any time such laws would ever render usurious any amounts called for under this Note or the other Loan Documents, then it is Borrower’s and Lender’s express intention that Borrower shall not be required to pay interest on this Note at a rate in excess of the maximum lawful rate, that the provisions of this Section 12 shall control over all other provisions of this Note and the Loan Documents which may be in apparent conflict herewith, that such excess amount shall be credited to the principal balance of this Note (or, if this Note has been fully paid, refunded by Lender to Borrower), and the provisions hereof shall be reformed and the amounts thereafter collectible under this Note reduced, without the necessity of the execution of any further documents, so as to comply with the then applicable law, but so as to permit the recovery by Lender of the fullest amount otherwise called for under this Note. Any such crediting or refund shall not cure or waive any default by Borrower under this Note or the other Loan Documents. If at any time following any reduction in the interest rate payable by Borrower there remains unpaid any principal amount under this Note and the maximum interest rate allowed by applicable law is increased or eliminated, then the interest rate payable under this Note shall be readjusted, to the extent not prohibited by applicable law, so that the dollar amount of interest payable hereunder shall be equal to the dollar amount of interest which would have been paid by Borrower without giving effect to the reduction in interest resulting from compliance with applicable usury laws. Borrower agrees that in determining whether or not any interest payable under this Note or the other Loan Documents exceeds the highest rate allowed by law, any non-principal payment (except payments specifically stated in this Note or in the other Loan Documents to be “interest”), shall, to the maximum extent allowed by law, be an expense, fee or premium rather than interest. The term “applicable law”, as used in this Note shall mean the laws of The Commonwealth of Massachusetts, the state in which the Collateral is located (if other than The Commonwealth of Massachusetts) or the laws of the United States, whichever laws allow the greater rate of interest, as such laws now exist or may be changed or amended or come into effect in the future.

12. ACCELERATION AND OTHER REMEDIES: If: an “Event of Default”, as said term is defined in the Loan Agreement, occurs after the expiration of any applicable grace period; then, Lender may, at its option, declare the entire unpaid balance of this Note together with interest accrued thereon, to be immediately due and payable and Lender may proceed to exercise any rights or remedies that it may have under this Note, the Loan Agreement, the other Loan Documents or such other rights and remedies which Lender may have at law, equity or otherwise.

13. JOINT AND SEVERAL LIABILITY: The liabilities Borrower and any guarantors of this Note are joint and several; provided, however, the release by Lender of any one or more guarantors shall not release any other person obligated on account of this Note. No party obligated on account of this Note may seek contribution from any other party also obligated unless and until all liabilities to Lender from the party from whom contribution is sought have been satisfied in full.

14. SUCCESSORS AND ASSIGNS: This Note shall be binding upon Borrower and upon its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns. Lender may assign this Note and its rights and duties hereunder: (i) with the consent of Borrower which shall not be unreasonably withheld, and (ii) without the consent of the Borrower during the continuance of a Default of Event of Default.

15. SECURITY: This Note is secured by and is entitled to the benefits of the other Loan Documents, and all amendments, modifications, supplements, substitutions, additions, renewals, replacements and extensions thereof.

Revolving Note

16. COLLECTION: Any check, draft, money order or other instrument given in payment of all or any portion hereof may be accepted by Lender and handled by collection in the customary manner, but the same shall not constitute payment hereunder or diminish any rights of Lender except to the extent that actual cash proceeds of such instrument are unconditionally received by Lender and applied to this indebtedness in the manner elsewhere herein provided.

17. AMENDMENTS: This Note may be changed or amended only by an agreement in writing signed by the party against whom enforcement is sought.

18. GOVERNING LAW: This Note is given to evidence debt for business or commercial purposes, is being delivered to Lender at one of its offices in The Commonwealth of Massachusetts and shall be governed by and construed under the laws of said Commonwealth.

19. CONSENT TO JURISDICTION Borrower and Lender agree that any action or proceeding to enforce or arising out of this Note may be commenced in any court of the Commonwealth of Massachusetts sitting in the counties of Suffolk or Middlesex, or in the District Court of the United States for the District of Massachusetts, and Borrower waives personal service of process and agrees that a summons and complaint commencing an action or proceeding in any such court shall be properly served and confer personal jurisdiction if served by registered or certified mail to Borrower, or as otherwise provided by the laws of the Commonwealth of Massachusetts or the United States of America.

20. WAIVER OF JURY TRIAL. BORROWER AND LENDER EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE OR HEREAFTER HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE. Borrower hereby certifies that neither Lender nor any of its representatives, agents or counsel has represented, expressly or otherwise, that Lender would not, in the event of any such suit, action or proceeding, seek to enforce this waiver of right to trial by jury. Borrower acknowledges that Lender has been induced to enter into this Note and the Loan Agreement by, among other things, this waiver. Borrower acknowledges that it has read the provisions of this Note and in particular, this section; has consulted legal counsel; understands the right it is granting in this Note and is waiving in this section in particular; and makes the above waiver knowingly, voluntarily and intentionally.

21. CAPTIONS: All paragraph and subparagraph captions are for convenience of reference only and shall not affect the construction of any provision herein.

[Remainder of Page Intentionally Left Blank]

Revolving Note

IN WITNESS WHEREOF, this Note has been executed and delivered under seal this 30th day of June, 2008.

WITNESS AS TO ALL SIGNATURES:	BORROWER:
iCAD, INC.

/s/Annette Heroux	By: /s/Darlene Deptula-Hicks
Name: Darlene Deptula-Hicks
Title: Chief Financial Officer

Revolving Note

RIDER A

PROVISIONS FOR RBS CITIZENS LIBOR RATE LOANS

BORROWER: iCAD, INC.

1.  Certain Definitions.

“Adjusted LIBOR Rate” means, relative to a LIBOR Rate Loan, a rate per annum determined by dividing (x) the LIBOR Rate for such Interest Period by (y) a percentage equal to one hundred percent (100.0%) minus the LIBOR Reserve Percentage.

“Business Day” means:

(a)	any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York, New York;

(b)
when such term is used to describe a day on which a borrowing, payment, prepayment or repayment is to be made in respect of a LIBOR Rate Loan, any day which is (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(c)	when such term is used to describe a day on which an interest rate determination is to be made in respect of a LIBOR Rate Loan, any day which is a London Banking Day.

“Funding Date” means the 30th day of June, 2008.

“Interest Payment Date” means, in the case of LIBOR Loans, the last Business Day of each LIBOR Interest Period or, in the case of Prime Rate Loans, the first Business Day of each month.

“LIBOR Interest Period” means, in the case of a LIBOR Rate Loan:

(i)
initially, the period beginning on (and including) the borrowing or conversion date (as the case may be) and ending on (but excluding) the day which numerically corresponds to such date one, two, three or six months thereafter, as selected by Borrower (or, if such month has no numerically corresponding day, on the last Business Day of such month); and

(ii)	thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period and ending one, two, three or six months thereafter, as selected by Borrower;

provided, however, that

Revolving Note

(a)
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and

(b)	no LIBOR Interest Period may end later than the termination of this Agreement.

“LIBOR Rate” means, relative to any LIBOR Interest Period for a LIBOR Rate Loan, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the LIBOR Rate Loan for such LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period. If Lender cannot determine such offered rate by the British Bankers’ Association, Lender may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.

“LIBOR Rate Loan” means the Loan for the period(s) when the rate of interest applicable to the Loan is calculated by reference to the Adjusted LIBOR Rate in the manner set forth herein.

“LIBOR Rate Margin” means two and three quarters percent (2.75%) per annum.

“LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

“Loan” means all amounts outstanding under the Note and/or advanced pursuant to the Loan Agreement.

“London Banking Day” means a day on which dealings in US dollar deposits are transacted in the London interbank market.

“Maturity Date” means June 30, 2009, unless accelerated sooner pursuant to the terms hereof.

“Note” means that certain Revolving Note of even date herewith in the principal amount of $5,000,000.00 made payable by Borrower to the order, and for the benefit, of Lender.

“Prime Rate” shall mean a rate per annum equal to the rate of interest announced by Lender in Boston, MA from time to time as its “Prime Rate”. Any change in the Prime Rate shall be effective immediately from and after such change in the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 365/366-day year. Borrower acknowledges that Lender may make loans to its customers above, at or below the Prime Rate.

Revolving Note

“Prime Rate Loan” means any Loan for the period(s) when the rate of interest applicable to such Loan is calculated by reference to the Prime Rate.

“Prime Rate Margin” means one half of one percent (0.50%) per annum.

2.  Borrowing Procedures.

2.1  Funding of the Loan. On the Funding Date, subject to the terms and conditions of this Agreement, the Loan shall be made available to Borrower no later than 11:00 a.m. New York time by a deposit to the Account (or as otherwise instructed by Borrower in writing) in the full principal amount of the Loan. Unless otherwise prohibited by this Agreement, the Loan shall initially be classified as a LIBOR Rate Loan.

3.  Interest Provisions.

3.1  Interest Provisions. Interest on the outstanding principal amount of the Loan, when classified as a: (i) LIBOR Rate Loan, shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin and shall be due and payable on each Interest Payment Date with respect to LIBOR Rate Loans and on the Maturity Date, and (ii) Prime Rate Loan, shall accrue at a rate per annum equal to the sum of the Prime Rate plus the Prime Rate Margin, and shall be due and payable on each Interest Payment Date with respect to Prime Rate Loans and on the Maturity Date.

3.2  Automatic Rollover of LIBOR Rate Loan. Unless Borrower submits a Notice of Borrowing, upon the expiration of a LIBOR Interest Period, the LIBOR Rate Loan shall automatically be continued as a LIBOR Rate Loan at the then applicable Adjusted LIBOR Rate and in an amount equal to the principal amount of the expiring LIBOR Rate Loan less any Principal Repayment Amount made by Borrower; provided, however, that no portion of the outstanding principal amount of a LIBOR Rate Loan may be continued as a LIBOR Rate Loan when any Event of Default has occurred and is continuing. If any Event of Default has occurred and is continuing (if Lender does not otherwise elect to exercise any right to accelerate the Loan hereunder), the LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan on the first day of the next Interest Period.

4.  Miscellaneous LIBOR Rate Loan Terms.

4.1  Voluntary Prepayment of the LIBOR Rate Loan. When classified as a LIBOR Rate Loan, the Loan may be prepaid upon the terms and conditions set forth herein. Borrower shall give Lender, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of the LIBOR Rate Loan, specifying the proposed date of payment and the principal amount to be paid. Each partial prepayment of the principal amount of the LIBOR Rate Loan shall be in an integral multiple of $100,000.00 and accompanied by the payment of all charges outstanding on the LIBOR Rate Loan (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.

Revolving Note

4.2  LIBOR Breakage Fee. Upon any prepayment of a LIBOR Rate Loan on any day that is not the last day of the relevant LIBOR Interest Period (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay an amount (“LIBOR Breakage Fee”), as calculated by Lender, equal to the interest which would have been paid on the prepaid amount for the period from such prepayment until the last day of the applicable LIBOR Interest Period, at the applicable rate of interest for such LIBOR Rate Loan over the amount of interest reasonably determined by Lender on such amount if such amount were invested for a comparable period of time in obligations of the US Treasury. Borrower understands, agrees and acknowledges that: (i) Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of the LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating the LIBOR Breakage Fee. Borrower further agrees to pay the LIBOR Breakage Fee, whether or not Lender elects to purchase, sell and/or match funds.

4.3  LIBOR Rate Lending Unlawful. If Lender shall determine (which determination shall, upon notice thereof to Borrower be conclusive and binding on Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Lender to make, continue or maintain the Loan as, or to convert the Loan into, a LIBOR Rate Loan, then any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist, and all LIBOR Rate Loans of such type shall automatically convert into Prime Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law and assertion.

4.4  Increased Costs. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)
shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender or on the London interbank market any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan; or

Revolving Note

(b)
shall impose on Lender any other condition affecting the LIBOR Rate Loan or its obligation to make the LIBOR Rate Loan, and the result of any of the foregoing is to increase the cost to Lender of making or maintaining the Loan as a LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement with respect thereto, by an amount deemed by Lender to be material, then, within 30 days after demand by Lender, Borrower shall pay to Lender such additional amount or amounts as will compensate Lender for such increased cost or reduction; provided, however, that Borrower shall not be obligated to pay such additional amount or amounts to the extent that the Adjusted LIBOR Rate is increased by application of the LIBOR Reserve Percentage with respect to any of the events described in paragraphs (a) and (b) above.

4.5  Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects the amount of capital required or expected to be maintained by Lender, or person controlling Lender, and Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the Loan made by Lender is reduced to a level below that which Lender or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Lender to Borrower, Borrower shall, within 30 days of Lender’s demand therefor, pay directly to Lender additional amounts sufficient to compensate Lender or such controlling person for such reduction in rate of return. A statement of Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrower. In determining such amount, Lender may use any method of averaging and attribution that it uses with respect to other similarly situated customers of Lender.

4.6  Taxes. All payments by Borrower of principal of, and interest on, the LIBOR Rate Loan and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and

Revolving Note

(c)
pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Lender would have received had not such Taxes been asserted.

If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

4.7  Unavailability of LIBOR Rate. In the event that Borrower shall have requested a LIBOR Rate Loan in accordance with the Loan Agreement and Lender, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to Lender in the London interbank market; or by reason of circumstances affecting Lender in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects Lender’s cost of funding loans; upon notice from Lender to Borrower, the obligations of Lender under the Loan Agreement to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until Lender shall notify Borrower that the circumstances causing such suspension no longer exist.

Revolving Note